UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) September 4, 2014
BLYTH, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-13026 (Commission File Number)	36-2984916 (IRS Employer Identification No.)
One East Weaver Street Greenwich, Connecticut (Address of principal executive offices)	06831 (Zip Code)
(203) 661-1926
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

(a)

Agreements Relating to the Recapitalization of ViSalus, Inc.

Recapitalization Agreement

On September 4, 2014, Blyth, Inc., a Delaware corporation (“Blyth” or the “Company”), ViSalus, Inc., a Nevada corporation (“ViSalus”), and certain holders of the Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, of ViSalus (the “Series B Holders”) entered into a Recapitalization Agreement (the “Recapitalization Agreement”) dated as of September 4, 2014. Pursuant to the Recapitalization Agreement, ViSalus was recapitalized (the “Recapitalization”) by effecting the mandatory exchange of each issued and outstanding share of the Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, and the Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, (collectively the “Preferred Stock”) of ViSalus for 38.23233 shares of Class B Common Stock of ViSalus, thereby (i) reducing Blyth’s ownership interest in ViSalus from approximately 80.9% to approximately 10% and increasing the ownership interest of the holders of the Preferred Stock from approximately 19.9% to approximately 90% and (ii) eliminating the obligation of ViSalus to redeem the Preferred Stock in 2017 (for approximately $143.2 million) and the related guaranty by Blyth of ViSalus’s performance of such obligation.

Pursuant to the Recapitalization Agreement, (i) Blyth has agreed to reimburse and pay on behalf of ViSalus 80% of the legal fees and disbursements reasonably charged by its legal counsel in connection with the Recapitalization and the transactions related thereto, up to a maximum amount of $200,000, (ii) Blyth has agreed to reimburse and pay on behalf of ViSalus 80% of the legal fees and disbursements reasonably charged by ViSalus’s legal counsel and reasonable out-of-pocket expenses incurred by ViSalus in defending ViSalus and certain others against the claims asserted by the plaintiffs in a putative class action that is now pending in the United States District Court in the Eastern District of Michigan, Southern Division (which is described in the second paragraph under “Part II, Item 1 - Legal Proceedings” in Blyth’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 filed on August 1, 2014) (the “Lawsuit”), up to a maximum amount of $4.0 million, (iii) Blyth has agreed to indemnify and hold harmless ViSalus, the Series B Holders and certain others from and against any losses arising out of, attributable to, or resulting from the failure of any of the representations and warranties made by Blyth in the Recapitalization Agreement to be true and correct in all respects, or the breach or alleged breach by Blyth of any covenant or agreement set forth in such agreement, (iv) Blyth has agreed to defend, indemnify and hold ViSalus, each of the Series B Holders and certain others harmless from and against, and pay to such indemnified persons, the amount of any losses arising out of, attributable to or resulting from claims relating to the Recapitalization that are asserted against such indemnified persons by persons or entities that are not parties to such agreement and may settle, compromise or otherwise resolve any such claim and (v) Blyth and ViSalus will terminate certain intercompany agreements.

Transition Services Agreement

In connection with the Recapitalization, Blyth and ViSalus have entered into a Transition Services Agreement dated as of September 4, 2014 (the “Transition Services Agreement”) pursuant to which Blyth has agreed to provide certain services (the “Transition Services”) to ViSalus and its subsidiaries following the consummation of the Recapitalization. The Transition Services to be provided or made available include, among others, general administrative services, certain business support services, payroll services and maintenance of certain insurance policies and employee benefit programs. Transition Services will be provided for terms that vary by service and are generally considered sufficient to allow ViSalus to arrange for such services on its own behalf following the Recapitalization. The Transition Services will be provided at a fee that is 6% greater than Blyth’s actual, out-of-pocket expenses in providing the applicable Transition Service.

Revolving Credit Facility Commitment Letter

In connection with the Recapitalization, Blyth has issued a commitment letter (the “Commitment Letter”) pursuant to which Blyth has agreed to make available to ViSalus a revolving credit facility (the “Revolving Credit Facility”). Pursuant to the Revolving Credit Facility, Blyth will lend ViSalus up to $6.0 million and loans made under the Revolving Credit Facility will bear interest at a rate of ten percent (10%) per annum. Interest will be paid monthly and there will be no higher default rate of interest. The Revolving Credit Facility will terminate on the later of (i) the date that is 60 months after the Revolving Credit Facility closes or (ii) resolution of the Lawsuit. Loans made under the Revolving Credit Facility may be voluntarily repaid, and the Revolving Credit Facility may be terminated by ViSalus, subject to certain conditions. Loans made under the Revolving Credit Facility will be unsecured. Blyth’s commitment to make the Revolving Credit Facility available to ViSalus is subject to certain conditions, including the entry by the founders of ViSalus, Robert B. Goergen, Todd A. Goergen and/or certain of their affiliates (the “Founder Lenders”) into a loan agreement pursuant to which they will make a revolving credit facility available to ViSalus in an amount at least equal to the amount of the Revolving Credit Facility and on terms that are substantially identical to the terms of the Revolving Credit Facility (the “Founder Revolving Credit Facility”). Loans made under the Revolving Credit Facility (“Revolving Loans”) and loans made under the Founder Revolving Credit Facility (“Founder Revolving Loans”) will rank equally with each other. The Founder Lenders will, simultaneously with the funding of any Revolving Loan, fund a Founder Revolving Loan. The respective amounts of the simultaneous Revolving Loan and the Founder Revolving Loan will be pro-rata in accordance with the respective amount of the commitments under the Revolving Credit Facility and the Founder Revolving Credit Facility. There will be no financial performance covenants under the Revolving Credit Facility and limited negative covenants. ViSalus will be permitted to obtain financing from other parties, whether that financing is secured or unsecured.

Consent Agreement, Supplemental Indenture and Collateral Agreement

On September 4, 2014, the Company entered into a Consent Agreement (the “Consent Agreement”) with the beneficial holders of the Company’s 6.00% Senior Notes due 2017 in the aggregate principal amount outstanding of $50,000,000 (the “Notes”) pursuant to which such beneficial holders consented to the consummation of the Recapitalization transactions and to certain amendments to the Notes and to the Indenture dated as of May 10, 2013 pursuant to which the Notes were issued, all as set forth in the First Supplemental Indenture dated as of September 4, 2014 (the “Supplemental Indenture”).

The terms of the Indenture and the Notes prior to the amendments made pursuant to the Supplemental Indenture are described in Item 1.01 of the Company’s Current Report on Form 8-K filed on May 10, 2013, which description is incorporated herein by reference and is qualified in its entirety by reference to the full text of the Indenture and the form of the Notes contained therein, attached as Exhibit 4.2 to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2013 filed on August 2, 2013.

Pursuant to the Supplemental Indenture, the Notes and the Indenture were amended to provide for (i) mandatory redemption of the Notes (at a six percent (6%) premium) on the first to occur of (A) the Company and/or its subsidiaries obtaining third-party financing in the amount of at least $50,000,000 and (B) March 4, 2015; (ii) optional prepayment, in full, at any time prior to the mandatory redemption date (at the same six percent (6%) premium, which is a reduction from the pre-payment premium previously provided for); and (iii) the guaranty by certain of the Company’s subsidiaries (the “Subsidiary Guarantors”) of the payment and performance of the Company’s obligations under the Indenture.

To secure the obligations under the Indenture, the Company, the Subsidiary Guarantors and U.S. Bank National Association as collateral agent (in such capacity, the “Collateral Agent”) entered into a Collateral Agreement pursuant to which the Company and the Subsidiary Guarantors granted to the Collateral Agent a security interest in substantially all of the personal property and certain of the real property of the Company and the Subsidiary Guarantors.

Related Parties

The Recapitalization involved related parties. Robert B. Goergen (Blyth’s executive Chairman of the Board of Directors), Robert B. Goergen, Jr. (Blyth’s President and Chief Executive Officer) and Todd A. Goergen (the Chief Operating Officer and Interim Chief Financial Officer of ViSalus) owned approximately 1.76%, 0.07% and 0.56%, respectively, of the outstanding capital stock of ViSalus before the Recapitalization and now own 8.29%, 0.34% and 2.81%, respectively, of the outstanding capital stock of ViSalus.

The descriptions set forth above of the Recapitalization Agreement, the Transition Services Agreement, the Commitment Letter, the Consent Agreement, the Collateral Agreement, and the Supplemental Indenture (including the amendments to the Notes set forth therein) are qualified in their entirety by reference to the full text of such documents, which are attached as hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 4.1, respectively. Each of such documents has been provided to give investors information regarding their terms. They are not intended to provide any other factual information about Blyth, ViSalus or any of the other parties thereto. In particular, the assertions embodied in the representations and warranties contained in certain of such documents may be qualified by information in schedules to such documents, which were not filed. Moreover, certain representations and warranties in such documents were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in such documents as characterizations of the actual state of facts about Blyth, ViSalus or any of the other parties thereto.

Item 2.01. Completion of Acquisition or Disposition of Assets
On September 4, 2014, Blyth completed the Recapitalization described in Item 1.01, which description is incorporated by reference herein. For financial reporting purposes, the results of operations of ViSalus will be included as income from discontinued operations in Blyth’s financial results for the third quarter ending September 30, 2014. Pro forma financial information with respect to the disposition of ViSalus (described in Item 1.01) is provided pursuant to Item 9.01 of this Current Report on Form 8-K.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
(a)    The information regarding the amendments to the Indenture and the commitment to enter into the Revolving Credit Facility described above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    In connection with the Recapitalization described under Item 1.01 of this Current Report on Form 8-K, Ryan J. Blair resigned from his position as a Vice President of the Company.
Item 7.01 Regulation FD Disclosure
On September 4, 2014, Blyth issued a press release announcing the Recapitalization and the amendments to the Indenture described under Item 1.01 of this Current Report on Form 8-K. The press release is attached to this report as Exhibit 99.1 and is incorporated here by reference.
The information reported in this Item 7.01 (including the press release) is furnished to and not “filed” with the Commission for the purposes of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is attached hereto as Exhibit 99.2 and incorporated herein by reference.
(d) Exhibits

4.1
First Supplemental Indenture by and among Blyth, Inc., as Issuer, the persons signatory thereto as Guarantors and US Bank National Association, as Trustee and Collateral Agent, dated as of September 4, 2014

10.1	Recapitalization Agreement by and among Blyth, Inc., ViSalus, Inc. and certain holders of the Series B Redeemable Convertible Preferred Stock of ViSalus, Inc. dated as of September 4, 2014

10.2	Transition Services Agreement by and between Blyth, Inc. and ViSalus, Inc. dated as of September 4, 2014

10.3	Commitment Letter by and between Blyth, Inc. and ViSalus, Inc. dated as of September 4, 2014

10.4	Consent Agreement by and among Blyth, Inc. and the beneficial holders of Blyth’s 6.00% Senior Notes due 2017 in the aggregate principal amount outstanding of $50,000,000 dated as of September 4, 2014

10.5	Collateral Agreement dated as of September 4, 2014 by and among the Grantors party thereto and U.S. Bank National Association, as Collateral Agent

99.1	Press release dated September 4, 2014

99.2	Unaudited Pro Forma Consolidated Financial Information and Accompanying Notes

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BLYTH, INC.
Date: September 5, 2014                 By:    /s/ Michael S. Novins
Michael S. Novins
Vice President & General Counsel